EXHIBIT 10.52

THE PNC FINANCIAL SERVICES GROUP, INC.

DIRECTORS DEFERRED COMPENSATION PLAN

(As amended and restated effective January 1, 2015)

1.	Definitions

In this Plan, except where the context otherwise indicates, the following definitions apply:

1.1 Account means the bookkeeping account established for each Outside Director who is entitled to a benefit under the Plan. An Account is established only for purposes of determining the amount of benefits hereunder and not to segregate assets or to identify assets that may or must be used to satisfy benefits. An Outside Director’s Account may be administratively segregated into one or more subaccounts to reflect benefits that are payable at different times and in different forms. As used herein, the term “Account” may refer to a subaccount as the context so requires.

1.2 Beneficiary Designation Form means any form, document or online process provided by or designated by the Corporation or Department that an Outside Director completes and submits in order to make or amend his or her beneficiary designation pursuant to the Plan.

1.3 Board means the Board of Directors of the Corporation.

1.4 Change in Control means a change of control of the Corporation of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not the Corporation is then subject to such reporting requirement; provided, however, that, without limitation, a Change in Control will be deemed to have occurred if:

(a) any person, within the meaning given in Section 3(a)(9) of the Exchange Act (including any syndicate or group deemed to be a person under Section 13(d)(3) of the Exchange Act), excluding employee benefits plans of the Corporation and its Subsidiaries, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly, of securities of the Corporation representing 20% or more of the combined voting power of the Corporation’s then-outstanding securities; provided, however, that such an acquisition of beneficial ownership representing between 20% and 40%, inclusive, of such voting power will not be considered a Change in Control if the Board approves such acquisition either prior to or immediately after its occurrence;

(b) the Corporation consummates a merger, consolidation, share exchange, division or other reorganization or transaction of the Corporation (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of the Corporation outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 60% of the combined voting power immediately after such Fundamental Transaction of (i) the Corporation’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(c) the shareholders of the Corporation approve a plan of complete liquidation or winding-up of the Corporation or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of the Corporation’s assets;

(d) as a result of a proxy contest, individuals who, prior to the conclusion thereof, constituted the Board (including, for this purpose, any new director whose election or nomination for election by the Corporation’s shareholders in connection with such proxy contest was approved by a vote of at least two-thirds of the directors then still in office who were directors prior to such proxy contest) cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied);

(e) during any period of 24 consecutive months, individuals who, at the beginning of such period, constituted the Board (including, for this purpose, any new director whose election or nomination for election by the Corporation’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease, for any reason, to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied); or

(f) the Board determines that a Change in Control has occurred.

Notwithstanding anything to the contrary herein, a divestiture or spin-off of a Subsidiary or division of the Corporation will not by itself constitute a Change in Control.

1.5 Committee means the committee appointed by the Board to administer the Plan, all of the members of which are non-employee directors as defined in Rule 16b-3(b)(3)(i) under the Exchange Act or any similar successor rule. Unless otherwise determined by the Board, the Nominating and Governance Committee of the Board will be the Committee.

1.6 Common Stock means the common stock, par value $5.00 per share, of the Corporation.

1.7 Compensation means cash compensation for services performed as an Outside Director, including, without limitation, retainer and meeting fees.

1.8 Corporation means The PNC Financial Services Group, Inc. or any successor thereto.

1.9 Department means the Corporation’s Corporate Secretary Department.

1.10 Effective Date means January 1, 2015.

1.11 Election Form means any form, document or online process provided by or designated by the Committee or the Department for use by an Outside Director to elect to participate in the Plan, designate the portion of Compensation that he or she wishes to defer, elect the time and manner of payment of deferrals and/or designate the investment vehicle for amounts credited to his or her Account.

1.12 Exchange Act means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

1.13 Fair Market Value of a share of Common Stock on a given date means an amount equal to the fair market value of a share of Common Stock as determined pursuant to a reasonable method adopted by the Committee in good faith for such purpose that uses actual transactions in Common Stock as reported by a national securities exchange or the Nasdaq National Market. In the absence of a method of valuation specifically adopted by the Committee, the Fair Market Value of a share of Common Stock on a given date will mean the closing price on the New York Stock Exchange of a share of Common Stock on such date or, if no such price is reported for that day, on the last preceding day for which such price is reported.

1.14 Internal Revenue Code means the Internal Revenue Code of 1986, as amended.

1.15 Outside Director means a member of the Board who is not, as of the date he or she earned Compensation, an officer, as defined in Rule 16a-1(f) under the Exchange Act or any similar successor rule, or employee of the Corporation or a Subsidiary.

1.16 Plan means The PNC Financial Services Group, Inc. Directors Deferred Compensation Plan, as amended from time to time.

1.17 Retirement means the date of the Outside Director’s “separation from service,” as such term is defined under Internal Revenue Code Section 409A and its corresponding Treasury Regulations and related guidance.

1.18 Subsidiary means a corporation, bank, partnership, business trust, limited liability company or other form of business organization that is a subsidiary of the Corporation under generally accepted accounting principles.

1.19 Valuation Date means March 31, June 30, September 30, and December 31 of each year, except as otherwise provided in Section 5.4. If any of the preceding dates is not a date on which the New York Stock Exchange is open for business, then the Valuation Date will be the next preceding date on which the New York Stock Exchange is open for business.

2.	Purpose; Eligibility

The Plan is intended to provide each Outside Director with the opportunity to defer receipt of Compensation to assist the Corporation in attracting, retaining, and motivating Outside Directors of outstanding ability.

Each Outside Director (including a Committee member) who is serving on the Effective Date of the Plan, or is elected or appointed and duly qualified thereafter, is eligible to participate in the Plan.

3.	Administration; Committee Determinations

The Plan will be administered by the Committee or by the Committee Chair in the exercise of such authority as the Committee may delegate to him or her from time to time.

In addition to any other powers granted to the Committee, it will have the following powers, subject to the express provisions of the Plan:

(a) to construe and interpret the Plan;

(b) to make all other determinations and take all other actions necessary or advisable for the administration of the Plan; and

(c) to delegate to officers or managers of the Corporation or any Subsidiary, including, without limitation, members of the Department, the authority to perform administrative functions under the Plan.

Any determinations made or actions taken by the Committee pursuant to this Section 3 or pursuant to any other provision of the Plan will be made or taken by the Committee in its sole discretion and will be final, binding and conclusive for all purposes on all parties, including, without limitation, the Outside Directors and their designated beneficiaries.

4.	Establishment of Accounts

The Corporation will establish and maintain an Account in the name of each Outside Director who elects to defer a portion of his or her Compensation under the Plan. Amounts deferred pursuant to Section 5 will be credited to the Outside Director’s Account as of the date that it would otherwise have been payable to the Outside Director had he or she not elected to defer such Compensation pursuant to the Plan.

5.	Deferral and Payment Elections

5.1 Initial Deferral Election. Each Outside Director may make an election, by completing and timely submitting an Election Form, to defer to the Plan all or a portion of his or her Compensation, which must be expressed as a percentage of Compensation. If the Outside Director designates for deferral a percentage of Compensation less than 100%, such percentage will be applied to each payment of Compensation such that the designated percentage will be deferred from the payment and the Outside Director will receive the remainder of the payment in cash in the ordinary course.

For an election to be effective for Compensation earned in a particular calendar year, the Outside Director’s Election Form must be completed and submitted in accordance with the procedures established by the Department prior to January 1 of such year. Notwithstanding the previous sentence, in the calendar year in which an Outside Director first becomes an Outside Director, the Outside Director must complete and submit an Election Form in accordance with the procedures established by the Department within 30 days of such person’s becoming an Outside Director, and such Election Form will be effective only for Compensation earned after the Election Form is received.

5.2 Duration, Change or Revocation of Deferral Election. An Outside Director’s deferral election will become irrevocable for Compensation earned during a calendar year as of January 1 of the calendar year for which the election is to be given effect. In the case of an individual who first becomes an Outside Director, the Outside Director’s deferral election will become irrevocable on the day such person submits his or her Election Form, as described in Section 5.1 and will apply only to Compensation earned after that date. Once submitted and effective, an Outside Director’s Election Form will remain in effect, unless and until such Election Form is revoked or a new valid Election Form is submitted in accordance with this Section 5.2 that supersedes the existing Election Form.

An Outside Director may change or revoke his or her Election Form at any time before January 1 of the calendar year for which the Election Form will be given effect by submitting a new, properly completed Election Form or by following such other procedures as are established by the Department for such purpose. An Outside Director’s change or revocation of his or her Election Form will be effective with respect to Compensation earned beginning in the first calendar year that commences after written notice of the change or revocation is received.

5.3 Time and Manner of Payment. An Outside Director shall specify the time and manner of payment of the deferred Compensation, together with investment amounts credited thereon, to which the Election Form applies.

Time of Payment. The Outside Director may elect payment beginning either (1) on Retirement, or (2) on a specified date (which may be either before or after Retirement) that is one of the Valuation Dates in a given year.

Manner of Payment. The Outside Director may elect payment either (1) in a lump sum or (2) in a designated number of annual installments, not to exceed 10 annual installments.

If no valid payment election is made, the Outside Director will be deemed to have elected payment in a lump sum beginning on his or her Retirement.

5.4 Subsequent Elections. An Outside Director who has not already commenced receiving a distribution with respect to a portion of his or her Compensation deferred under the Plan (a “Deferral Amount”) may subsequently change either the time or the form of distribution for that portion of his or her Account attributable to such Deferral Amount (a “Subsequent Deferral Election”); provided that a Subsequent Deferral Election may be made only if the Subsequent Deferral Election (i) is made by filing a new Election Form no later than 12 months prior to the previously designated payment date for such portion of his or her Account, (ii) is not effective until 12 months have elapsed from the date on which the change is made, and (iii) defers the date for payment for such portion of his or her Account by at least five years from the previously designated payment date; provided, further, that, for the avoidance of doubt, any such Subsequent Deferral Election shall become irrevocable as of the date that is 12 months prior to the previously designated payment date with respect to which the Subsequent Deferral Election is made. In the case of a Subsequent Deferral Election with respect to a Deferral Amount to be distributed in connection with the Outside Director’s Retirement, the payment date for the Deferral Amount following the Subsequent Deferral Election shall be the payment date determined in accordance with Section 5.4 as if the Outside Director’s Retirement occurred on the anniversary of the Outside Director’s actual Retirement that is equal to the product of (A) five multiplied by (B) the number of Subsequent Deferral Elections that the Outside Director has made with respect to the Deferral Amount to be distributed in connection with his or her Retirement. An Outside Director may make a Subsequent Deferral Election in accordance with the procedures established by the Department. For the sake of clarity, this Section 5.4 will permit an Outside Director to extend the payment date(s) (a) for his or her entire Account, or (b) on all of the Compensation deferred in any particular year.

5.5 Change in Control. Notwithstanding anything in the Plan to the contrary, upon the occurrence of a Change in Control: (a) each Account under the Plan for which a value has not already been fixed in accordance with the Plan will be valued as of the time immediately prior to the Change in Control (which will be deemed to be the applicable Valuation Date); and (b) for each Account under the Plan with a balance outstanding at the time the Change in Control occurs, the entire balance of the Account will be paid out, in cash, to the current or former Outside Director or his or her designated beneficiary, as the case may be, as soon as administratively practicable, but no later than 30 days after the occurrence of the Change in Control.

6.	Beneficiary Designations; Payment Following Death of Outside Director

Each Outside Director may designate, on a Beneficiary Designation Form provided by the Corporation, one or more beneficiaries to receive any unpaid amounts in his or her Account, in the event of his or her death. If the Outside Director has not made a valid beneficiary designation, the amounts credited to the Outside Director’s Account at his or her death will be paid to the Outside Director’s surviving spouse, or if none, the Outside Director’s estate.

If an Outside Director should die before full payment of the balance in his or her Account, the designated beneficiary will receive (or, if the Outside Director has specified multiple beneficiaries, the surviving designated beneficiaries will receive in equal shares) payment of such unpaid amounts at the same time and in the same manner as the Outside Director would have received such amounts had he or she survived. Notwithstanding the foregoing, in the event that a designated beneficiary survives the Outside Director but dies before receiving payment of all amounts in the Account due to that beneficiary, the beneficiary’s estate will receive such unpaid amounts in a lump sum within 90 days after the beneficiary’s death. The estate of a beneficiary who has predeceased the Outside Director will have no claim to payments under the Plan.

An Outside Director may amend his or her beneficiary designations at any time by submitting a new, properly completed Beneficiary Designation Form in accordance with the procedures established by the Department for such purpose.

An Outside Director’s beneficiary designation, including an amendment to an existing beneficiary designation, shall be effective immediately upon receipt of such a properly completed Beneficiary Designation Form.

7.	Account Investment Options

An Outside Director may elect or change the investment vehicle or vehicles for amounts credited to his or her Account at any time by submitting a properly completed deferral account investment option Election Form to the Department or other person designated to receive the Election Form, provided that an Outside Director who retires from the Board may amend (or his or her designated beneficiary, following the death of the Outside Director, may amend) such investment option elections no more than once per year. Notwithstanding anything in the Plan to the contrary, any Election Form submitted by an Outside Director to elect or change the investment vehicle or vehicles for amounts credited to his or her Account shall be subject to review and approval by the Department and/or the Corporation’s legal counsel for compliance with applicable securities laws and the Corporation’s policies and rules regarding insider trading.

Amounts credited to an Outside Director’s Account will be based on one of the following two investment options: the Outside Director may elect one investment vehicle for his or her entire Account or may elect different investment options for different portions of the Account. The PNC Stock Investment Option will be the default investment option election under any circumstances where there is not a valid investment election that otherwise applies.

(a) PNC Stock Investment Option. The value on any given date of the portion of the Account for which this investment option has been selected will be the then Fair Market Value of (i) the number of shares (including fractional shares) of Common Stock (“Phantom Shares”) that could have been purchased at Fair Market Value with the deferred Compensation on the date the Compensation is credited to the Outside Director’s Account pursuant to Section 4, or, in the case of a transfer between investment options, on the date the Outside Director’s investment option Election Form requesting the change is received plus (ii) a number of Phantom Shares equal to the number of shares (including fractional shares) of Common Stock that could have been purchased had all cash dividends that would have been paid on a number of shares of Common Stock equal to the then-aggregate number of Phantom Shares described in clause (i) and this clause (ii) been used to purchase additional shares of Common Stock at Fair Market Value on each dividend payment date. Phantom Shares are also subject to adjustment for capital changes pursuant to Section 8.

(b) PNC Interest Rate Option. The value on any given date of the portion of the Account for which this investment option has been selected will be determined by (i) the amount of deferred Compensation in the PNC Interest Rate Option portion of the Account, plus (ii) the aggregate of all investment amounts on such portion of the Account, where each quarter there is credited to the Account an investment amount equal to the balance of such portion of the Account at the end of the calendar quarter (including in such balance all previously credited investment amounts and all previous deferrals plus deferred Compensation amounts added during or at the end of the quarter) times a rate equal to the 10-year U.S. Treasury Note rate as reported in The Wall Street Journal for the last week of the previous calendar quarter (converted to a quarterly rate), or such similar rate as may be selected by the Committee if there is no such 10-year U.S. Treasury Note rate at that time. For the avoidance of doubt, where the distribution of an Outside Director’s Account coincides with the end of the calendar quarter, the distribution shall be deemed to occur after the determination of the balance of the Account for purposes of clause (ii) for such calendar quarter.

8.	Capital Adjustments

Upon the occurrence of a corporate transaction or transactions (including, without limitation, stock dividends, stock splits, spin-offs, split-offs, recapitalizations, mergers, consolidations or reorganizations of or by the Corporation (each, a “Corporate Transaction”)), the Committee shall make those adjustments, if any, to the number, class or kind of Phantom Shares in the Accounts, or shall make such other adjustments, if any, to the amounts in the Accounts using the PNC Stock Investment Option vehicle, in either case as the Committee deems appropriate, in its discretion, to reflect the Corporate Transaction(s) such that the rights of the Outside Director (or designated beneficiary of a deceased Outside Director) are neither enlarged nor diminished as a result of such Corporate Transaction(s). All determinations hereunder shall be made by the Committee, in its sole discretion, and shall be final, binding and conclusive for all purposes on all parties, including, without limitation, the Outside Director or his or her designated beneficiaries. The Corporation shall determine the manner in which any fractional Phantom Shares will be treated.

9.	Account Statements

A statement will be sent, no less frequently than once per quarter, to each current or former Outside Director with a balance in his or her Account as of the most recent Valuation Date. Such statement will (1) list the value of the PNC Interest Rate Option portion of the Account, if any, as of such Valuation Date and (2) list the aggregate number of Phantom Shares in the PNC Stock Investment Option portion of the Account, if any, and show the aggregate Fair Market Value of such Phantom Shares as of such Valuation Date. The Corporation’s officers may also provide such additional statements, if any, as they may deem appropriate from time to time.

10.	Payment of Account Balances

10.1 Form, Timing and Valuation of Distribution. All payments from an Account will be made solely in cash. Payment of deferred Compensation under the Plan will commence within 30 days of the first Valuation Date on or after the date upon which payments are to commence under Section 5.3 (or, if applicable, Section 5.4), and the amount to be paid will be based on the Account balance on such Valuation Date.

If an Outside Director elected the annual installment payment option, the amount of each installment to be paid will be determined by dividing the balance in the Account to be paid in the form of installments by the number of installments remaining to be paid. The balance remaining in an Account subject to installment payouts will continue to be credited with additional investment amounts in accordance with the applicable investment option elections. Each annual installment payment following the first annual installment payment will be paid on or before 30 days after the Valuation Date immediately following each subsequent anniversary of the specified beginning payment date, except as otherwise provided in Section 6 upon the death of a designated beneficiary after beginning to receive payments from the Account but before all amounts due to that designated beneficiary have been paid.

10.2 Unforeseeable Emergency Withdrawal. In the event of an unforeseeable emergency that is a severe financial hardship to an Outside Director resulting from (a) an illness or accident of the Outside Director, the Outside Director’s spouse, the Outside Director’s designated beneficiary, or the Outside Director’s dependent (as defined in Internal Revenue Code Section 152, without regard to Internal Revenue Code Sections 152(b)(1), (b)(2), and (d)(1)(B)), (b) loss of the Outside Director’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Outside Director, an Outside Director may file a notice with the Department to be presented to the Committee, advising it of the circumstances of the unforeseeable emergency and requesting a withdrawal of such Outside Director’s Account or a portion of the Account. The Committee, in its sole discretion, will make determinations as to what constitutes an unforeseeable emergency in accordance with the requirements under Internal Revenue Code Section 409A and section 1.409A-3(i)(3) of the Treasury Regulations.

Upon approval of the Committee, payment amounts to an Outside Director on account of an unforeseeable emergency will be made in a single lump sum cash payment as soon as administratively practicable, but, in any event, no later than 30 days after such approval. The unforeseeable emergency withdrawal will be deducted pro rata from all of the investment options within the Outside Director’s Account based upon the proportionate value each of the investment options bears to the aggregate value of the entire Account on the Valuation Date immediately preceding the date that the unforeseeable emergency withdrawal is approved. A withdrawal by an Outside Director on account of an unforeseeable emergency will have no effect on any amounts remaining in such Outside Director’s Account, and will not have any effect on any current or future deferral after the withdrawal. Withdrawals of amounts because of such unforeseeable emergency will only be permitted to the extent reasonably necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such unforeseeable emergency is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, or (ii) by liquidation of the Outside Director’s assets, to the extent the liquidation of such assets would not itself cause a financial hardship.

11.	Effective Date of the Plan

This amendment and restatement is effective as of January 1, 2015. The Plan was most recently amended and restated effective as of January 1, 2012 and previously amended and restated effective as of January 1, 2008. For the sake of clarity, Compensation deferred on and after January 1, 2008 is to be administered in accordance with this Plan. Compensation deferred on and after January 1, 2005 through December 31, 2007 is to be administered in accordance with The PNC Financial Services Group, Inc. Directors Deferred Compensation Plan, as amended and restated effective April 27, 2004, and Internal Revenue Code Section 409A and its corresponding proposed and final Treasury Regulations and related transition guidance, where applicable. Compensation deferred before January 1, 2005 is to be administered in accordance with The PNC Financial Services Group, Inc. Directors Deferred Compensation Plan, as amended and restated effective April 27, 2004, or any other plan documents in effect at the time the Compensation was deferred.

12.	Indemnification of Committee

In addition to such other rights of indemnification as they may have as directors or as members of the Committee, the members of the Committee will be indemnified by the Corporation against the reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan or any Compensation deferred hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if such members acted in good faith and in a manner that they believed to be in, and not opposed to, the best interests of the Corporation.

13.	Miscellaneous Provisions

13.1 No Right or Obligation of Continued Service. Nothing contained herein will entitle an Outside Director to continue to serve as a member of the Board or require an Outside Director to continue to provide services as a member of the Board. The termination of an Outside Director’s service as a member of the Board will have no effect on his or her rights hereunder, except as otherwise provided herein.

13.2 No Shareholder Rights. The sole interest of an Outside Director hereunder will be the right to receive the cash payments provided for herein as and when the same becomes due and payable. An Outside Director will have no rights as a shareholder of the Corporation with respect to any portion of the Compensation credited to his or her Account.

13.3 Nonalienability. Except for the withholding of any tax under applicable law, no Compensation or other amounts credited to an Account or any amount payable at any time hereunder will be subject in any manner to alienation, sale, transfer, assignment, pledge, attachment or other legal process, or encumbrance of any kind (including as the result of any domestic relations order). Any attempt to alienate, sell, transfer, assign, pledge, attach or otherwise encumber any such Compensation or amount, whether currently or hereafter payable, will be void. Except as otherwise specifically provided by law, no Compensation or amount payable hereunder will, in any manner, be liable for or subject to the debts or liabilities of an Outside Director or his or her designated beneficiary.

13.4 Withholding. Payments made by the Corporation hereunder will be subject to any applicable tax-withholding requirements and to such other deductions as are required at the time of such payment under any income tax or other law, whether of the United States or any other jurisdiction.

13.5 Headings. Headings used herein are included solely for convenience of reference and shall not alter the meaning or interpretation of any of the provisions of the Plan.

13.6 Successors. The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation to expressly assume the Corporation’s obligations hereunder in the same manner and to the same extent that the Corporation would be required to perform if no such succession had taken place. The Plan will inure to the benefit of and be enforceable by each Outside Director and each Outside Director’s personal or legal representatives, designated beneficiaries, executors, administrators, successors, heirs, distributees, devisees and legatees.

13.7 Status as Unsecured Creditor; Funding of Payments. All Account balances will constitute unsecured contractual obligations of the Corporation. In the sole discretion of the Corporation, the Corporation or any of its affiliates may establish or maintain a nonqualified grantor trust and make contributions thereto for the purpose of providing a source of funds to make payments hereunder as they become due and payable; provided, however, that no such trust will result in an Outside Director or any designated beneficiary being required to include in gross income for federal income tax purposes any amounts payable hereunder prior to the date of actual payment. Notwithstanding the establishment or maintenance of any such trust, Outside Directors’ and their designated beneficiaries’ rights hereunder will be solely those of a general unsecured creditor of the Corporation.

13.8 Termination and Amendment of Plan. The Plan may be terminated or amended at any time by the Board upon the recommendation of the Committee, or by the Committee, without the consent of any current or former Outside Director for whom an Account has been established, provided that any termination or amendment will be of general application to all Outside Directors participating in the Plan (and their designated beneficiaries) and will not, without the specific written consent of any such Outside Director (or designated beneficiary) adversely affect: (a) any Compensation or other amount theretofore credited to an Account; or (b) the right of an Outside Director (or designated beneficiary) to receive all amounts due and payable with respect to an Account. Any amendment to or termination of the Plan pursuant to this Section 13.8 will be effective as of the date such amendment or termination is so approved or as of such later date as may be specified by the Board or the Committee when so amending or providing for the termination of the Plan.

Notwithstanding anything in the Plan to the contrary, there will be no additional deferrals under the Plan following a Change in Control.

13.9 Severability. Whenever possible, each provision of this Plan will be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Plan is held to be prohibited by or invalid under applicable law, then (i) such provision will be deemed to be amended to, and to have contained from the outset such language as is necessary to, accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (ii) other provisions of this Plan will remain in full force and effect.

13.10 Limitations on Claims. Any claim or action by any Outside Director or beneficiary to recover benefits allegedly due under the Plan or by reason of any law or that relates to the Plan and seeks a remedy, ruling or judgment of any kind against the Plan may not be commenced in any court or forum (a “Judicial Claim”) until after the Outside Director or beneficiary has made a claim in writing to the Department that raises all arguments and produces all evidence that the Outside Director or beneficiary believes supports the claim or action (an “Administrative Claim”). The Outside Director shall be deemed to have waived every argument and the right to produce any evidence not submitted in the Administrative Claim. Any Judicial Claim must be commenced in a court of competent jurisdiction or appropriate forum, no later than 24 months after the earliest of the date that payment was first made, or allegedly due, under the Plan or the first date the Outside Director beneficiary knew or should have known the principal facts on which such claim or action is based; provided, however, that, if the Administrative Claim is commenced within the 24-month period, the period for commencing a Judicial Claim shall expire on the later of the date upon which the 24-month period ends and the date that is three months after a final notice of denial is sent by the Department. Any claim or action filed in a court or other forum after the end of the 24-month period (or, if applicable, after the end of the three-month period following conclusion of the Administrative Claim) will be time-barred.

13.11 Governing Law. The Plan will be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania, without reference to its conflicts-of-laws provisions.

13.12 Compliance with Law. This Plan is intended to comply with applicable law. Without limiting the foregoing, the Plan is intended to comply with the applicable requirements of Internal Revenue Code Section 409A, and will be administered in accordance with Internal Revenue Code Section 409A and its corresponding Treasury Regulations and related guidance to the extent that Internal Revenue Code Section 409A applies to the Plan. Notwithstanding anything in the Plan to the contrary, distributions from the Plan may only be made in a manner, and upon an event, permitted by Internal Revenue Code Section 409A and its corresponding Treasury Regulations and related guidance. If any payment or benefit cannot be provided or made at the time specified herein without incurring penalties under Internal Revenue Code Section 409A, then such payment or benefit will be provided in full at the earliest time thereafter when such penalties will not be imposed. For purposes of Internal Revenue Code Section 409A, a series of installment payments shall be treated as a single payment. To the extent that any provision of the Plan would cause a conflict with the applicable requirements of Internal Revenue Code Section 409A, or would cause the administration of the Plan to fail to satisfy the applicable requirements of Internal Revenue Code Section 409A, such provision shall be deemed null and void to the extent permitted by applicable law.